EXHIBIT 3(i).5

FROM : FAX NO. : Aug. 26 2010 09:07AM P4/5

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:42 AM 08/26/2010
FILED 11:42 AM 08/26/2010
SRV 100860989 - 4864807 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is 10 Vyta, Inc.

Second: Its registered office in the State of Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington. County of New Castle, Zip Code 19801 . The registered agent in charge thereof is Agents and Corporations, in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000); Two Hundred million shares (200,000,000), of which are designated as common shares, $.0001 par value per share and Five million (5,000,000) of which are designated as Preferred stock, $.0001 par value, which may be subdivided into various classes or series with Rights, Privileges and Preferences to be hereafter be determined and designated by the Board of Directors.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Kristi J. Kampmann
Mailing Address: 7609 Ralston Road
Arvada, CO 80002

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25 day of August, A.D. 2010.

BY: Kristi J. Kampmann

NAME: Kristi J. Kampmann
(type or print)